The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 1, 2018

Citigroup Global Markets Holdings Inc.	June-----, 2018 Medium-Term Senior Notes, Series N Pricing Supplement No. 2018-USNCH1208 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer the potential for a return at maturity based on the performance of the Bloomberg Commodity IndexSM 3 Month Forward (the “underlying index”) from the initial index level to the final index level.

▪	The notes offer the potential for a positive return at maturity if, and to the extent that, the underlying index appreciates by more than 3.83%. If the underlying index appreciates from the initial index level to the final index level, you will receive a payment at maturity equal to the minimum payment at maturity ($961.70 per note) plus an amount equal to the stated principal amount multiplied by the index return. Because the minimum payment at maturity is 3.83% less than the stated principal amount, investors will receive a positive return at maturity only if the final index level is greater than 103.83% of the initial index level. If the final index level is less than 103.83% of the initial index level, you will receive less than the stated principal amount of your notes at maturity, and if the final index level is less than or equal to the initial index level, you will receive only the minimum payment at maturity. Even if the underlying index appreciates from the initial index level to the final index level by more than 3.83% so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity.

▪	In order to obtain the modified exposure to the underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:	The Bloomberg Commodity IndexSM 3 Month Forward (ticker symbol: “BCOMF3”)
Aggregate stated principal amount:	$
Stated principal amount:	$1,000 per note
Pricing date:	June , 2018 (expected to be June 1, 2018)
Issue date:	June , 2018 (three business days after the pricing date). See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation dates:	Expected to be May 22, 26, 27, 28 and 29, 2020, subject to “Additional Terms of the Notes” below.
Maturity date:	June , 2020 (expected to be June 3, 2020), subject to postponement as described under “Additional Terms of the Notes” below.
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive an amount in cash determined as follows:

▪ If the final index level is greater than the initial index level:
The minimum payment at maturity + ($1,000 × the index return)

▪ If the final index level is less than or equal to the initial index level:
The minimum payment at maturity

If the final index level does not appreciate from the initial index level by at least 3.83%, your payment at maturity will be less than the stated principal amount per note. You should not invest in the notes unless you are willing and able to bear the risk of losing up to $38.30 per note.

Initial index level:	, the closing level of the underlying index on the pricing date
Final index level:	The arithmetic average of the closing level of the underlying index on each of the final valuation dates
Minimum payment at maturity:	$961.70 per note (96.17% of the stated principal amount)
Index return:	The final index level minus the initial index level divided by the initial index level
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17324CVS2 / US17324CVS24
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$15.00	$985.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $905.50 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The issue price for investors purchasing the notes in fiduciary accounts is $985.00 per note.

(3) CGMI will receive an underwriting fee of $15.00 for each note sold in this offering. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial index level to the final index level.

Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Payment at Maturity Diagram

■ The Notes	■ The Underlying Index

The table and examples below illustrate various hypothetical payments at maturity assuming a hypothetical initial index level of 200.00 and various hypothetical final index levels. Your actual payment at maturity per note will depend on the actual initial index level, which will be determined on the pricing date, and the actual final index level and may differ substantially from the examples shown. It is impossible to predict whether you will realize a gain or loss on your investment in the notes. Figures in the table and examples below have been rounded for ease of analysis. The table and examples below are intended to illustrate how your payment at maturity will depend on whether the final index level is greater than or less than the initial index level and by how much.

June 2018	PS-2

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Hypothetical Final Index Level	Hypothetical Index Return(1)	Hypothetical Payment at Maturity per Note	Hypothetical Total Return on Notes at Maturity(2)
400.00	100.00%	$1,961.70	96.17%
350.00	75.00%	$1,711.70	71.17%
300.00	50.00%	$1,461.70	46.17%
280.00	40.00%	$1,361.70	36.17%
260.00	30.00%	$1,261.70	26.17%
240.00	20.00%	$1,161.70	16.17%
220.00	10.00%	$1,061.70	6.17%
210.00	5.00%	$1,011.70	1.17%
207.66	3.83%	$1,000.00	0.00%
204.00	2.00%	$981.70	-1.83%
202.00	1.00%	$971.70	-2.83%
200.00	0.00%	$961.70	-3.83%
198.00	-1.00%	$961.70	-3.83%
196.00	-2.00%	$961.70	-3.83%
192.34	-3.83%	$961.70	-3.83%
190.00	-5.00%	$961.70	-3.83%
180.00	-10.00%	$961.70	-3.83%
160.00	-20.00%	$961.70	-3.83%
140.00	-30.00%	$961.70	-3.83%
120.00	-40.00%	$961.70	-3.83%
100.00	-50.00%	$961.70	-3.83%
50.00	-75.00%	$961.70	-3.83%
0.00	-100.00%	$961.70	-3.83%

(1) Hypothetical index return = hypothetical final index level minus hypothetical initial index level, divided by hypothetical initial index level

(2) Hypothetical total return on notes at maturity = hypothetical payment at maturity per note minus $1,000 stated principal amount per note, divided by $1,000 stated principal amount per note

Example 1—Upside Scenario. The hypothetical final index level is 220.00 (a 10.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per note = the minimum payment at maturity + ($1,000 × the index return)

= $961.70 + ($1,000 × 10.00%)

= $961.70 + $100

= $1,061.70

Because the underlying index appreciated by 10.00% from its hypothetical initial index level to its hypothetical final index level, which was more than the minimum appreciation of 3.83% required to receive a positive return on the notes, your total payment at maturity per note would be equal to the minimum payment at maturity plus an amount equal to the stated principal amount multiplied by the index return, or $1,061.70. In this scenario, while the underlying index appreciated 10.00%, your total return at maturity on the notes would be 6.17%.

Example 2—Downside Scenario A. The hypothetical final index level is 204.00 (a 2.00% increase from the hypothetical initial index level), which is greater than the hypothetical initial index level.

Payment at maturity per note = the minimum payment at maturity + ($1,000 × the index return)

= $961.70 + ($1,000 × 2.00%)

= $961.70 + $20

= $981.70

June 2018	PS-3

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Because the underlying index appreciated by 2.00% from its hypothetical initial index level to its hypothetical final index level, which was less than the minimum appreciation of 3.83% required to receive a positive return on the notes, your total payment at maturity per note would be equal to the minimum payment at maturity plus an amount equal to the stated principal amount multiplied by the index return, or $981.70. In this scenario, investors would lose 1.83% of their initial investment per note because the underlying index did not appreciate beyond 3.83% from the hypothetical initial index level.

Example 3—Downside Scenario B. The hypothetical final index level is 160.00 (a 20.00% decrease from the hypothetical initial index level), which is less than the hypothetical initial index level.

Payment at maturity per note = the minimum payment at maturity

= $961.70

In this scenario, because the underlying index depreciated from the hypothetical initial index level to the hypothetical final index level, you would receive the minimum payment at maturity equal to $961.70 per note.

June 2018	PS-4

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

In addition to the risk factors below, you should carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes and may lose up to 3.83% of your investment. You will receive a positive return on your investment in the notes only if the underlying index appreciates from the initial index level to the final index level by more than 3.83%. If the final index level is less than the initial index level, you will receive only the minimum payment at maturity of $961.70 per note. In this circumstance, you will lose 3.83% of your initial investment. Even if the underlying index appreciates, because the minimum payment at maturity is less than the stated principal amount, you will lose some of your investment unless the underlying index appreciates by at least 3.83% over the term of the notes. As the notes do not pay any interest, if the underlying index does not appreciate sufficiently from the initial index level to the final index level over the term of the notes or if the underlying index depreciates from the initial index level to the final index level, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	The return on the notes will be less than the index return even if the underlying index has appreciated. The notes provide the opportunity to participate in any appreciation in the underlying index at maturity on an unleveraged basis. However, even if the underlying index appreciates, because the minimum payment at maturity is less than the stated principal amount by 3.83%, the return on the notes will be less than the index return by 3.83%. As a result, you will not receive a positive return on the notes unless, and then only to the extent that, the index return is greater than 3.83%.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	The notes may be adversely affected by “negative roll yields” in “contango” markets. The underlying index tracks the value of hypothetical positions in futures contracts on physical commodities, where each position is notionally “rolled” periodically out of one futures contract as the expiration date of that futures contract approaches and into another futures contract on the same underlying commodity with a later expiration date. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures specify a certain future date for the physical delivery of a commodity. In order to avoid physical delivery and maintain continuing exposure to commodity futures, the underlying index unwinds its hypothetical position in each futures contract shortly before its expiration date and replaces that position with a hypothetical position in another futures contract on the same underlying commodity with a later expiration date. For example, a futures contract entered into in August may specify a September expiration. As the September expiration date approaches, the futures contract expiring in September may be replaced with a futures contract on the same underlying commodity expiring in October. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract on the same underlying commodity with a later expiration date. Through this rolling process, the underlying index is able to reflect continuing exposure to futures contracts on the same underlying commodities.

The “rolling” feature of the underlying index creates the potential for a significant negative effect on the level of the underlying index—which we refer to as a “negative roll yield”—that is independent of the performance of the spot prices of the underlying physical commodities. The “spot price” of a commodity is the price of that commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The underlying index would be expected to experience negative roll yield if commodity futures prices tend to be greater than the spot prices for the relevant commodities. A market where futures prices are generally greater than spot prices is referred to as a “contango” market. Futures prices on a commodity may be greater than spot prices for a variety of reasons, including costs of storing the commodity until the delivery date, financing costs and market expectations that future spot prices may be higher than current spot prices. As any commodity futures contract approaches expiration, its value will approach the spot price of the relevant commodity, because by expiration it will effectively represent a contract to buy or sell that commodity for immediate (or “spot”) delivery. Therefore, if the futures market for a given commodity is in contango, then the value of a futures contract on that commodity would tend to decline over time (assuming the spot price remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the futures market for a given commodity is in contango and the spot price of that commodity remains constant, the underlying index would enter into a hypothetical position in a futures contract on that commodity at the higher contango futures

June 2018	PS-5

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

price and then unwind that position near the lower spot price just prior to expiration of that contract, and then enter into a hypothetical position in a new futures contract on that commodity at the higher contango futures price and unwind that position near the lower spot price, and so on over the term of the notes, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

Prospective investors in the notes should understand that futures on many of the commodities underlying the underlying index have historically been in contango markets. Therefore, there is a significant risk that negative roll yields may adversely affect the level of the underlying index and the return you receive on the notes. Any negative roll yield will offset any gains in the spot prices of the underlying commodities that may occur over the term of the notes, exacerbate any decline and cause a steady erosion in value if the spot prices of the underlying commodities remain relatively constant.

▪	Although the notes limit your loss at maturity to 3.83%, you may nevertheless suffer additional losses on your investment in real value terms if the underlying index declines or does not appreciate sufficiently from the initial index level to the final index level. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the two-year term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The payment at maturity on the notes is based on the arithmetic average of the closing level of the underlying index on the five final valuation dates. As a result, you are subject to the risk that the closing level of the underlying index on those five final valuation dates will result in a less favorable return than you would have received had the final index level been based on the closing level on other days during the term of the notes. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, you might have achieved better returns. In addition, because the final index level is based on the average over the five final valuation dates, your return on the notes may be less favorable than it would have been if it were based on the closing level of the underlying index on only one of those five final valuation dates.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the placement fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

June 2018	PS-6

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Level of the underlying index. We expect that the value of the notes at any time prior to maturity will depend substantially on the level of the underlying index at that time. If the level of the underlying index decreases following the pricing date, the value of your notes will also likely decline, perhaps significantly. Even at a time when the level of the underlying index is greater than the initial index level, the value of your notes may nevertheless be significantly less than the stated principal amount of your notes because of expectations that the level will continue to fluctuate over the term of the notes, among other reasons.

▪	Volatility of the level of the underlying index. Volatility refers to the magnitude and frequency of changes in the level of the underlying index over any given period. Any increase in the expected volatility of the level of the underlying index may adversely affect the value of the notes.

▪	Interest rates. We expect that the value of the notes will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the notes.

▪	Time remaining to maturity. At any given time, the value of the notes may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the level of the underlying index over that period.

▪	Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. may adversely affect the value of the notes.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the notes attributable to one or more of the other factors.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The

June 2018	PS-7

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Notes—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the notes prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption notice date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the notes and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Notes—Commodity Hedging Disruption Event” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the notes set forth on the cover page of this pricing supplement. Accordingly, if a commodity hedging disruption event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the notes. Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred, which may have a significant adverse effect on the commodity markets generally, resulting in an early redemption amount that is significantly less than the amount you paid for your notes. You may lose up to all of your investment.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the notes and had you been able instead to hold them to maturity. For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the notes been determined on the scheduled final valuation dates rather than on the early redemption notice date, you might have achieved a significantly better return.

▪	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to redeem the notes upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the notes.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the notes. Under the terms of the notes, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the notes.

▪	Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the underlying index. Market prices of the commodity futures contracts included in the underlying index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect prices of the commodities underlying the commodity futures contracts included in the underlying index. See “— The market prices of the commodities underlying the futures contracts included in the underlying index will affect the value of the notes” below. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities.

As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪	Because the underlying index is composed of a basket of futures contracts, any favorable performance with respect to some of these futures contracts may be offset by unfavorable performance by other futures contracts. The underlying index tracks a basket composed of futures contracts on all of the commodities in the Bloomberg Commodity IndexSM, of which there are currently 22. Any favorable performance with respect to some of these futures contracts may be offset by unfavorable performance by other futures contracts.

▪	The market prices of the commodities underlying the futures contracts included in the underlying index will affect the value of the notes. Because the notes are linked to the performance of the underlying index, which is composed of commodity futures contracts, we expect that generally the value of the notes will depend in part on the market price of the commodities

June 2018	PS-8

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

underlying those futures contracts. The prices of the commodities upon which the futures contracts that compose the underlying index are based are affected by numerous factors, including: changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, general weather conditions, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors, some of which are specific to the market for each such commodity, may cause the value of the different commodities upon which the futures contracts that compose the underlying index are based, as well as the futures contracts themselves, to move in inconsistent directions at inconsistent rates. This, in turn, will affect the value of the notes. It is not possible to predict the aggregate effect of all or any combination of these factors.

▪	The index sponsor may be required to replace a contract underlying the underlying index if the existing futures contract is terminated or replaced. A futures contract known as a “designated contract” has been selected as the reference contract for the underlying physical commodity included in the underlying index. Data concerning this designated contract will be used to calculate the underlying index. The termination or replacement of a futures contract on an established exchange occurs infrequently; however, if one or more designated contracts were to be terminated or replaced by an exchange, a comparable futures contract would be selected by Bloomberg, as the case may be, if available, to replace each such designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the underlying index.

▪	You may in the future have exposure to contracts that are not traded on regulated futures exchanges. At present, the underlying index is composed exclusively of regulated futures contracts; however, the underlying index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the underlying index may expose you to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪	Risks associated with underlying index may adversely affect the market price of the notes. Because the underlying index reflects the return on exchange-traded futures contracts on 20 different physical commodities, the notes may be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the underlying index will be calculated in reliance upon historical price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the underlying index. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the underlying index for the following year. However, the sponsor of the underlying index may not discover every discrepancy. Furthermore, the annual weightings for the underlying index are determined each year in the third or fourth quarter and announced as promptly as practicable following the calculation by the sponsor of the underlying index under the supervision of the Bloomberg Commodity Index Oversight Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the underlying index and has no obligation to take the needs of any parties to transactions involving the underlying index into consideration when reweighting or making any other changes to the underlying index. Finally, subject to minimum/maximum diversification limits, the commodities underlying the exchange-traded futures contracts included in the underlying index from time to time are concentrated in a limited number of sectors, particularly energy and agriculture. An investment in the notes may therefore carry risks similar to a concentrated securities investment in a limited number of industries or sectors.

▪	Holders of the notes will not benefit from regulatory protections of the Commodity Futures Trading Commission. The notes are our direct obligations. The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell commodity futures or options contracts on commodity futures for the benefit of the holders of notes. An investment in the notes does not constitute an investment in commodity futures or options contracts on commodity futures, and holders of the notes will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

▪	Legal and regulatory changes could adversely affect the return on and value of the notes. Futures contracts and options on futures contracts, including the commodity futures contracts comprising the underlying index, are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, commodity futures exchange may have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of commodity futures.

June 2018	PS-9

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the notes. For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has proposed rules to establish position limits that will apply to specified agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts, including many of the futures contracts included in the underlying index. The limits will apply to a person’s combined position in futures, options and swaps on the relevant commodities. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for the relevant commodity futures, which may, in turn, have an adverse effect on your payment at maturity. Market participants may decide, or be required, to sell their positions in the relevant commodity futures as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of the relevant commodity futures and therefore, the level of the underlying index and the value of the notes.

▪	Changes in exchange methodology may affect the value of your notes. The level of the underlying index depends on the settlement prices of commodity futures as determined by the exchanges on which the relevant commodity futures contracts trade. Such exchanges may from time to time change any rule or bylaw or take emergency action under their rules, any of which could adversely affect the settlement prices of the relevant commodity futures and, in turn, your investment in the notes.

▪	Investing in the notes is not equivalent to investing in commodity futures. The return on the notes may not reflect the return you would realize if you actually owned the commodity futures comprising the underlying index. You will not have any entitlement to commodity futures or commodities by virtue of your investment in the notes.

▪	Distortions or disruptions of market trading in commodity futures could adversely affect the value of and return on the notes. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the settlement prices of the commodity futures included in the underlying index and, therefore, the level of the underlying index and the value of and return on the notes. In addition, if a market disruption event occurs on any final valuation date, the determination of the closing level for that final valuation date will be subject to postponement and the calculation agent will determine a substitute closing level of the underlying index with respect to that final valuation date in its discretion, as described under “Additional Terms of the Notes” in this pricing supplement. The calculation agent’s determination of the level of the underlying index in this circumstance may result in an unfavorable return on the notes.

▪	Although the underlying index tracks futures contracts on the same commodities that comprise the Bloomberg Commodity IndexSM, its performance will differ from that of the Bloomberg Commodity IndexSM. The underlying index is a three-month forward version of the Bloomberg Commodity IndexSM. This means that the underlying index is composed of futures contracts on the same commodities, and with the same target weights, as the Bloomberg Commodity IndexSM, but the underlying index tracks futures contracts with more distant expiration dates than the futures contracts included in the Bloomberg Commodity IndexSM. At any time, the underlying index tracks the futures contracts that the Bloomberg Commodity IndexSM is scheduled to track three months in the future. Since one factor affecting the value of a commodity futures contract is the period remaining until its expiration, this difference will cause the performance of the underlying index to differ from the performance of the Bloomberg Commodity IndexSM. There can be no assurance that the longer-dated futures contracts used in the underlying index will result in better performance of the underlying index as compared to the Bloomberg Commodity IndexSM, and such performance may be materially worse.

▪	There are a number of reasons why the longer-dated futures contracts tracked by the underlying index may underperform the shorter-dated futures contracts on the same commodities tracked by the Bloomberg Commodity IndexSM . The market for a commodity futures contract may from time to time be in “backwardation”, which is the opposite of “contango”. A “backwardated” market is one in which futures prices are lower than spot prices, in which case futures prices would tend to rise over time (absent changes in the spot price). At any time when the market for a commodity futures contract is in “backwardation”, longer-dated futures contracts are likely to underperform shorter-dated futures contracts on the same commodities. This is because the effects of backwardation are often more pronounced on shorter-dated futures contracts than on longer-dated futures contracts because of the near-term supply-demand imbalance that drives the backwardation. In that market condition, as the delivery months of a shorter-dated futures contract and a longer-dated futures contract become nearer, the settlement price of the shorter-dated futures contract would increase more rapidly than the price of the longer-dated futures contract, and the shorter-dated futures contract would therefore outperform the longer-dated futures contract.

If the shorter-dated futures contracts are in a backwardated condition while the longer-dated futures contracts are in contango, the settlement price of the shorter-dated futures contracts will increase as time passes while the settlement price of the longer-dated

June 2018	PS-10

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

futures contracts will decrease as time passes, potentially leading to an especially significant underperformance of longer-dated futures contracts relative to shorter-dated futures contracts.

A longer-dated futures contract may underperform a shorter-dated futures contract on the same commodity to a particularly large degree when the futures market flips from “contango” to “backwardation”. In that circumstance, there may have been a significant increase in the settlement price of shorter-dated futures contracts that causes the settlement price of shorter-dated futures contracts, which was previously lower than the settlement price of longer-dated futures contracts, to exceed the settlement price of longer-dated futures contracts. This increase in the settlement price of shorter-term futures contracts may cause shorter-dated futures contracts to significantly outperform longer-dated futures contracts at the time when the increase occurs. A significant increase in the settlement price of shorter-dated futures contracts may occur, for example, as a result of a sudden increase in demand for, or an interruption in supply of, the underlying commodity—for example, as a result of adverse weather conditions or supply shortages caused by cartel activity, labor disruptions, accidents affecting production infrastructure or other events. If the factors driving the increase in the price of shorter-dated futures contracts are expected to be temporary, longer-dated futures prices may increase by a smaller amount or not at all.

In addition, the market for longer-dated futures contracts may be less liquid than the market for shorter-dated futures contracts. This may result in greater volatility, and less favorable performance, for the longer-dated futures contracts than for the shorter-dated futures contracts.

▪	The notes do not offer direct exposure to the spot prices of physical commodities. The notes are linked to the underlying index, which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a commodity futures contract reflects the expected value of a commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

▪	The notes are linked to an excess return index and not a total return index. The notes are linked to an excess return index and not a total return index. An excess return index, such as the underlying index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

▪	The offering of the notes does not constitute a recommendation of the underlying index by CGMI or its affiliates or by the placement agents or their affiliates. You should not take the offering of the notes as an expression of our or the placement agents’ views or the views of our or their affiliates regarding how the underlying index will perform in the future or as a recommendation to invest in the underlying index, including through an investment in the notes. As we and the placement agents are part of global financial institutions, our affiliates and the placement agents and their affiliates may have positions that conflict with an investment in the notes, including short positions with respect to the underlying index or commodity futures. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives and financial resources.

▪	Our affiliates or the placement agents or their affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future, and any such research, opinions or recommendations could adversely affect the closing level of the underlying index. CGMI and other of our affiliates, or the placement agents or their affiliates, may publish research from time to time relating to the underlying index and/or commodity futures. Any research, opinions or recommendations provided by CGMI, the placement agents and other of our or their affiliates may influence the closing level of the underlying index, and they may be inconsistent with purchasing or holding the notes. CGMI, the placement agents and other of our or their affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Investors should make their own independent investigation of the underlying index and the merits of investing in the notes.

▪	The level of the underlying index may be affected by our or our affiliates’ hedging and other trading activities. In anticipation of the sale of the notes, we expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions in the commodity futures included in the underlying index or in instruments linked to the underlying index or those commodity futures and may adjust such positions during the term of the notes. We or our counterparties may also adjust this hedge during the term of the notes and close out or unwind this hedge on or before the final valuation dates, which may involve, among other things, our counterparties purchasing or selling such commodity futures or other instruments. This hedging activity on

June 2018	PS-11

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

or prior to the pricing date could potentially affect the level of the underlying index on the pricing date and, accordingly, potentially increase the initial index level, which may adversely affect your return on the notes. Additionally, this hedging activity during the term of the notes, including on or near the final valuation dates, could negatively affect the closing levels of the underlying index on the final valuation dates and, therefore, adversely affect your payment at maturity. This hedging activity may present a conflict of interest between your interests as a holder of the notes and the interests we and/or our counterparties, which may be our affiliates, the placement agents or their affiliates, have in executing, maintaining and adjusting hedging transactions. These hedging activities could also affect the price, if any, at which CGMI may be willing to purchase your notes in a secondary market transaction.

CGMI, the placement agents and other of our or their affiliates may also trade the commodity futures included in the underlying index and/or instruments linked to the underlying index or those commodity futures on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. As with our or our affiliates’ hedging activity, this trading activity could affect the closing level of the underlying index on the final valuation dates and, therefore, adversely affect the performance of the notes.

It is possible that these hedging or trading activities could result in substantial returns for our affiliates while the value of the notes declines.

▪	Adjustments to the underlying index could adversely affect the value of the notes. The index sponsor may add, delete or substitute the futures contracts that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. Moreover, the index sponsor may discontinue or suspend calculation or publication of the underlying index at any time. In this latter case, the calculation agent will have the sole discretion to substitute a successor index as described under “Additional Terms of the Notes—Discontinuance or Material Modification of the Underlying Index” below, and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	We have no affiliation with the index sponsor and are not responsible for its public disclosures. We are not affiliated with the index sponsor, which is not involved in our offering of the notes in any way. Consequently, we have no control over the actions of such index sponsor, including any actions that could adversely affect the level of the underlying index. The index sponsor has no obligation to consider your interests as an investor in the notes in taking any such actions. None of the money you pay for the notes will go to the index sponsor. In addition, as we are not affiliated with the index sponsor, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying index contained in the public disclosures of the index sponsor. We have made no “due diligence” or other investigation into the index sponsor in connection with the offering of the notes. As an investor in the notes, you should make your own investigation into the underlying index.

▪	The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the notes. CGMI, the calculation agent for the notes, is an affiliate of ours and will determine the closing levels of the underlying index on the final valuation dates and the amount owed to you at maturity. In addition, in certain circumstances CGMI may be required to exercise judgments in its capacity as calculation agent. In making these judgments, CGMI’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

▪	determining whether a commodity hedging disruption event has occurred or whether a market disruption event has occurred on any final valuation date;

▪	if any final valuation date is not a trading day or if a market disruption event occurs on any final valuation date, performing the alternative calculation of the closing level of the underlying index for that final valuation date as described under “Additional Terms of the Notes—Consequences of a Market Disruption Event; Postponement of the Determination of the Closing Level for a Final Valuation Date”;

▪	if a commodity hedging disruption event occurs, determining the early redemption amount; or

▪	selecting a successor underlying index or performing an alternative calculation of the level of the underlying index if the underlying index is discontinued or materially modified.

Any of these determinations made by CGMI, in its capacity as calculation agent, may adversely affect your return on the notes.

June 2018	PS-12

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Information About the Bloomberg Commodity IndexSM 3 Month Forward

The Bloomberg Commodity IndexSM 3 Month Forward is a three-month forward version of the Bloomberg Commodity IndexSM. This means that the Bloomberg Commodity IndexSM 3 Month Forward is composed of futures contracts on the same commodities, and with the same target weights, as the Bloomberg Commodity IndexSM, but the Bloomberg Commodity IndexSM 3 Month Forward tracks futures contracts with more distant expiration dates than the futures contracts included in the Bloomberg Commodity IndexSM. At any time, the Bloomberg Commodity IndexSM 3 Month Forward tracks the futures contracts that the Bloomberg Commodity IndexSM is scheduled to track three months in the future. The Bloomberg Commodity IndexSM 3 Month Forward is calculated using the same methodology as the Bloomberg Commodity IndexSM. The Bloomberg Commodity IndexSM 3 Month Forward is published by Bloomberg under the ticker symbol “BCOMF3.”

The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on physical commodities and is designed to provide a broad-based measure of the performance of commodities as an asset class. It is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the index. The Bloomberg Commodity IndexSM was previously known as the Dow Jones–UBS Commodity IndexSM. On April 10, 2014, Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities LLC (collectively, the “index sponsor”) announced a partnership that has resulted in Bloomberg being responsible for governance, calculation, distribution and licensing of UBS’s commodity indices. The Dow Jones–UBS Commodity IndexSM was renamed the Bloomberg Commodity IndexSM as of July 1, 2014. For more information, see “Annex A—Description of the Bloomberg Commodity IndexSM 3 Month Forward” below.

“Bloomberg®” and “Bloomberg Commodity IndexSM” are service marks of Bloomberg and its affiliates and have been licensed for use for certain purposes by CGMI and its affiliates. For more information, see “Annex A—Description of the Bloomberg Commodity IndexSM 3 Month Forward—License Agreement” below.

The “closing level” of the Bloomberg Commodity IndexSM 3 Month Forward on any relevant day equals the official closing level of the Bloomberg Commodity IndexSM 3 Month Forward published with respect to that day.

Historical Information

The closing level of the Bloomberg Commodity IndexSM 3 Month Forward on May 29, 2018 was 216.5478.

The graph below shows the closing level of the Bloomberg Commodity IndexSM 3 Month Forward for each day such level was available from January 2, 2013 to May 29, 2018. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Bloomberg Commodity IndexSM 3 Month Forward as an indication of future performance.

Bloomberg Commodity IndexSM 3 Month Forward – Historical Closing Levels January 2, 2013 to May 29, 2018

June 2018	PS-13

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Additional Terms of the Notes

General

The terms of the notes are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes.

Consequences of a Market Disruption Event; Postponement of the Determination of the Closing Level for a Final Valuation Date

If any scheduled final valuation date is not a scheduled trading day, that final valuation date will be postponed to the next succeeding scheduled trading day that is not another final valuation date. If a final valuation date is not a trading day or a market disruption event occurs or is continuing on a final valuation date, then the closing level of the underlying index to be determined for that final valuation date will not be the closing level of the underlying index on that final valuation date, but instead will be determined by the calculation agent in accordance with the formula for and method of calculating the closing level of the underlying index last in effect immediately prior to that final valuation date, using:

•	with respect to each unaffected index contract, the official settlement price of that unaffected index contract as of that final valuation date (including any delayed publication of that official settlement price for that final valuation date that occurred on or prior to the determination of the closing level for that final valuation date); and

•	with respect to each affected index contract, the official settlement price of that affected index contract on the first scheduled trading day immediately following that final valuation date on which a market disruption event does not occur with respect to any relevant index contract with respect to that affected index contract; provided that if a market disruption event occurs with respect to any such relevant index contract on each day from and including that final valuation date to and including the fifth scheduled trading day immediately following that final valuation date, the price of each such relevant index contract will be determined in good faith based on the calculation agent’s assessment of the official settlement price of that affected index contract on that fifth scheduled trading day.

If the maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the originally scheduled maturity date. If the determination of the closing level of the underlying index with respect to one or more of the final valuation dates is delayed such that the day on which the final index level can be determined occurs less than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the day the final index level can be determined. No interest will be payable as a result of the delay in payment.

A “business day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

A “scheduled trading day” means a day, as determined by the calculation agent, on which the underlying index is scheduled to be published by the index sponsor in accordance with the rules or methodology that governs the underlying index.

A “trading day” means a day, as determined by the calculation agent, on which the underlying index is published by the index sponsor in accordance with the rules or methodology that governs the underlying index.

A “relevant index contract” means any futures contract included in the underlying index and, with respect to any such futures contract, any futures contract (including such futures contract) included in the underlying index that references the same underlying commodity as such futures contract.

The “relevant exchange” means, for any relevant index contract, the exchange or principal trading market for that relevant index contract.

A futures contract included in the underlying index is an “unaffected index contract” if no relevant index contract with respect to that futures contract is affected by a market disruption event on the relevant final valuation date.

A futures contract included in the underlying index is an “affected index contract” if any relevant index contract with respect to that futures contract is affected by a market disruption event on the relevant final valuation date.

A “market disruption event” means:

June 2018	PS-14

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

•	any suspension of or limitation imposed on trading in any relevant index contract on the relevant exchange or any other event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, any relevant index contract on the relevant exchange, in each case which the calculation agent determines is material;

•	all trading in any relevant index contract is suspended for the entire day;

•	all trading in any relevant index contract is suspended (which term, for the avoidance of doubt, will not include, for purposes of this bullet point, a relevant index contract being bid or offered at the limit price) subsequent to the opening of trading on that day, and trading does not recommence at least ten minutes prior to the actual closing time of the regular trading session of that relevant index contract on that day; or

•	if the relevant exchange establishes limits on the range within which the price of any relevant index contract may fluctuate, the official settlement price of any relevant index contract is at the upper or lower limit of that range on that day, in each case as determined by the calculation agent in its sole discretion.

Commodity Hedging Disruption Event

If, on any day during the term of the notes up to but excluding the last final valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, the issuer will have the right, but not the obligation, to redeem the notes, in whole and not in part, by providing written notice of its election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of the issuer’s choosing that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the notes upon such redemption will be equal to the early redemption amount determined as of the early redemption notice date.

A “commodity hedging disruption event” means any event or condition following which the issuer or its affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the notes, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the fair value of the notes determined by the calculation agent as of the early redemption notice date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the notes and similar instruments, taking into account the commodity hedging disruption event that has occurred. In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to the issuer or its affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. The early redemption amount may result in a significant loss on your notes. See “Risk Factors—If a commodity hedging disruption event occurs during the term of the notes, we may redeem the notes early for an amount that may result in a significant loss on your investment” in this pricing supplement.

Under the terms of the notes, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if a market disruption event occurs on any final valuation date, determining a substitute closing level of the underlying index on that day; (iii) if a commodity hedging disruption event occurs, determining the early redemption amount; (iv) if the underlying index is discontinued, selecting a successor index; and (v) in the event of certain changes in the way the underlying index is calculated, performing an alternative calculation of the closing level of the underlying index. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with the issuer’s or its affiliates’ ability to adjust or unwind all or a material portion of any hedge position with respect to the notes.

Discontinuance or Material Modification of the Underlying Index

If the index sponsor discontinues publication of the underlying index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to in this pricing supplement as a “successor index”), then the closing level of the underlying index on each final valuation date will be determined by reference to the level of that successor index published with respect to that day. In such event, the calculation agent will make such adjustments, if any, to any level of the underlying index that is used for purposes of the

June 2018	PS-15

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

notes as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the issuer and to the holders of the notes.

If the index sponsor for the underlying index discontinues publication of the underlying index prior to, and that discontinuation is continuing on, any final valuation date and the calculation agent determines, in its sole discretion, that no successor index for the underlying index is available at that time, or the calculation agent has previously selected a successor index for the underlying index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, that final valuation date, then the calculation agent will determine the closing level of the underlying index for that final valuation date. The closing level of the underlying index will be computed by the calculation agent in accordance with the formula for and method of calculating the underlying index or successor index, as applicable, last in effect prior to that discontinuation using the official settlement price(s) (or, if a market disruption event has occurred with respect to a relevant index contract, the calculation agent’s good faith estimate of the applicable settlement price(s) that would have prevailed but for that market disruption event) at the close of the principal trading session on that date of each relevant index contract most recently composing the underlying index or successor index, as applicable, as well as any futures contract required to roll any expiring futures contract in accordance with the method of calculating the underlying index or successor index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the underlying index or its successor index, as applicable, may adversely affect the value of the notes.

If at any time the method of calculating the underlying index or a successor index, or the level thereof, is changed in a material respect, or if the underlying index or a successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the underlying index or successor index, as applicable, had those changes or modifications not been made, then the calculation agent will, at the close of business in the City of New York on each final valuation date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the underlying index or successor index, as the case may be, as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of the underlying index or successor index, as applicable, with reference to the underlying index or successor index, as adjusted. Accordingly, if the method of calculating the underlying index or a successor index is modified so that the level of the underlying index or successor index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust its calculation of the underlying index or successor index, as applicable, in order to arrive at a level of the underlying index or successor index, as applicable, as if there had been no modification.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes will be determined by the calculation agent and will equal, for each note, the payment at maturity, calculated as though the closing level of the underlying index on the date of such acceleration (subject to postponement as if the date of acceleration were a final valuation date) were the final index level.

In case of default in payment at maturity of the notes, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

The calculation agent for the notes will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the notes. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

June 2018	PS-16

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

United States Federal Income Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussion regarding “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of $15.00 for each note sold in this offering. The amount of the underwriting fee to CGMI will be equal to the placement fee paid to the placement agents. J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes and, from the underwriting fee to CGMI, will receive a placement fee of $15.00 for each note they sell in this offering to accounts other than fiduciary accounts. CGMI and the placement agents will forgo an underwriting fee and placement fee for sales to fiduciary accounts. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the notes of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the notes is more than two business days after the pricing date, investors who wish to sell the notes at any time prior

June 2018	PS-17

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the notes declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the notes. For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA plans”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA plans, “plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “parties in interest”) with respect to such plans. As a result of our business, we, and our current and future affiliates, may be parties in interest with respect to many plans. Where we (or our affiliate) are a Party in Interest with respect to a plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited

June 2018	PS-18

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“similar laws”). Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable similar laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any similar laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

The notes are contractual financial instruments. The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes. The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;

(ii)      we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;

(iii)      any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)      our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable similar laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement, or that such an investment is appropriate for plans or non-ERISA arrangements generally or any particular plan or non-ERISA arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

June 2018	PS-19

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2018	PS-20

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Annex A
Description of the Bloomberg Commodity IndexSM 3 Month Forward

The Bloomberg Commodity IndexSM 3 Month Forward (the “underlying index”) is a three-month forward version of the Bloomberg Commodity IndexSM. This means that the underlying index is composed of futures contracts on the same commodities, and with the same target weights, as the Bloomberg Commodity IndexSM, but the underlying index tracks futures contracts with more distant expiration dates than the futures contracts included in the Bloomberg Commodity IndexSM. At any time, the underlying index tracks the futures contracts that the Bloomberg Commodity IndexSM is scheduled to track three months in the future. The underlying index is calculated using the same methodology as the Bloomberg Commodity IndexSM.

Although the underlying index is referred to as a “3 month forward” index, you should understand that the reference to “3 months” does not necessarily mean that the futures contracts underlying the underlying index have delivery months that are 3 months in the future. The length of time to the delivery months of the futures contracts underlying the underlying index varies. You should carefully review the section “—Index Calculation—Determination of the Lead Future and the Next Future” below to understand which futures contracts will underlie the underlying index at any given time.

The underlying index is merely a mathematical calculation. By investing in the notes, investors will not have any ownership or other interest in any of the commodity futures contracts or commodities underlying the underlying index.

This section provides only a summary of the published methodology by which the underlying index is constructed and calculated. For the complete methodology, you should consult the published materials made available by the index sponsor. The summary below is based on those materials published, which we have not independently verified.

Overview

The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on physical commodities and is designed to provide a broad-based measure of the performance of commodities as an asset class. The table below lists the commodities that are included in the Bloomberg Commodity IndexSM for 2018, together with the designated futures contract (the “designated contract”) that is used for each commodity in the calculation of the Bloomberg Commodity IndexSM, the exchange on which that designated contract trades and the target weight for that designated contract in the Bloomberg Commodity IndexSM as of January 2018.

Table 1. 2018 Commodities, Designated Contracts and Target Weights

Commodity Group	Commodity	Designated Contract	Exchange	2018 Target Weight
Energy	Natural Gas	Henry Hub Natural Gas	New York Mercantile Exchange (“NYMEX”)	8.0140970%
	Brent Crude Oil	Brent Crude Oil	ICE Futures Europe	7.6806710%
	WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	7.3193290%
	Unleaded Gasoline (RBOB)	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.7506600%
	Heating Oil	Ultra-Low Sulfur Diesel	NYMEX	3.6652400%
Grains	Corn	Corn	Chicago Board of Trade (“CBOT”)	6.1344250%
	Soybeans	Soybeans	CBOT	5.9596950%
	Wheat (Chicago)	Soft Wheat	CBOT	3.2589240%
	Soybean Meal	Soybean Meal	CBOT	3.0355430%
	Soybean Oil	Soybean Oil	CBOT	2.7481210%
	Wheat (Kansas City)	Hard Red Winter Wheat	Kansas City Board of Trade	1.3048540%

June 2018	PS-21

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Commodity Group	Commodity	Designated Contract	Exchange	2018 Target Weight
Industrial Metals	Copper	Copper	Commodity Exchange, Inc. (“COMEX”)	7.1586790%
	Aluminum	High Grade Primary Aluminum	London Metal Exchange (“LME”)	4.5087010%
	Zinc	Special High Grade Zinc	LME	3.0976320%
	Nickel	Primary Nickel	LME	2.7616480%
Precious Metals	Gold	Gold	COMEX	11.9458820%
	Silver	Silver	COMEX	3.6729800%
Softs	Sugar	World Sugar No. 11	NYBOT	3.5366250%
	Coffee	Coffee “C”	NYBOT	2.6050390%
	Cotton	Cotton	NYBOT	1.4537110%
Livestock	Live Cattle	Live Cattle	Chicago Mercantile Exchange (“CME”)	4.3115070%
	Lean Hogs	Lean Hogs	CME	2.0760360%

The Bloomberg Commodity IndexSM is designed to reflect the performance of a hypothetical continuously maintained rolling position in commodity futures contracts. A commodity futures contract is an agreement between two parties for the purchase and sale of a specified quantity of a particular commodity on a specified future date, at a price fixed at the time of entry into the contract. For example, a futures contract entered into in January may specify a March delivery month, which would mean that the parties to the contract would be required to pay for and deliver the underlying commodity in March for a price agreed upon in January. Unlike stocks, which entitle the holder to a continuing stake in a corporation, futures contracts have a limited life and, upon expiration, require actual delivery of the underlying commodity. In order to reflect continuing exposure to the underlying commodity and avoid physical delivery, the Bloomberg Commodity IndexSM must therefore include a mechanism so that, as the delivery month of the relevant underlying futures contract nears, the exposure is “rolled” out of the current underlying futures contract and into a futures contract on the same commodity with a later delivery month. See “—Index Calculation” below for the relevant delivery month at any given time for the designated contracts underlying the Bloomberg Commodity IndexSM and the underlying index and for a description of the mechanism for periodically rolling exposure into designated contracts with later delivery months.

The underlying index is calculated in the same manner as the Bloomberg Commodity IndexSM except that the underlying designated contracts have more distant delivery months than the Bloomberg Commodity IndexSM. For example, at the beginning of January, the Bloomberg Commodity IndexSM may track the value of a designated contract with a March delivery month, while the underlying index may track the value of a designated contract on the same commodity but with a May delivery month. See “—Index Calculation” below.

Bloomberg determines the commodities that will compose the Bloomberg Commodity IndexSM and their respective weights on an annual basis pursuant to the methodology described below under “—Index Construction.” Bloomberg calculates the level of the Bloomberg Commodity IndexSM on each BCOM business day (as defined below) as described below under “—Index Calculation.”

The underlying index is an “excess return” index, which means that the performance of the underlying index is calculated based solely on changes in the value of the underlying designated contracts and does not reflect the additional return that a direct investor in futures contracts could achieve on cash collateral posted in connection with its investment.

Index Construction

Bloomberg determines the commodities that will compose the Bloomberg Commodity IndexSM (and therefore the underlying index) and their respective weights on an annual basis. These determinations are made by Bloomberg in the third or fourth quarter of each year (the “calculation period”) and are implemented in the following January.

Selection of Eligible Commodities and Designated Futures Contracts

To make these determinations each year, Bloomberg first identifies a list of commodities that are eligible for inclusion in the Bloomberg Commodity IndexSM in the next year. In identifying these commodities, Bloomberg has stated that it seeks to select commodities that are sufficiently significant to the world economy to merit consideration and that are tradable through a qualifying related futures contract. For each eligible commodity, Bloomberg then identifies the designated contract that will be the reference futures contract for

June 2018	PS-22

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

that commodity. Historically, Bloomberg has chosen for each commodity one designated contract that is traded in North America and denominated in U.S. dollars (with the exception of several London Metals Exchange contracts and with the exception of crude oil and wheat, which each have two designated contracts). It is possible that Bloomberg will in the future select more than one designated contract for additional commodities or may select other designated contracts that are traded outside of the United States or in currencies other than the U.S. dollar.

Determination of Target Weights (Commodity Index Percentages)

Determination of Interim Commodity Index Percentage Based on Liquidity and Production Data

Bloomberg determines the target weight for each commodity in the Bloomberg Commodity IndexSM based on the relative liquidity and production percentages for each of the eligible commodities. The “Commodity Liquidity Percentage” for each commodity is determined by taking the average of the product of the annual trading volume and the average U.S. dollar settlement price, observed monthly, of the relevant designated contract (or, in the case of copper, the LME copper contract) for the five-year period ending in the year most recently ended prior to the calculation period, and dividing the result by the sum of such products for all such contracts for all eligible commodities. The “Commodity Production Percentage” is determined for each commodity by taking the average of annual production figures for that commodity, valued at the average U.S. dollar settlement price, observed monthly, of the applicable designated contract (or, in the case of copper, the LME copper contract), for the most recent five-year period for which production figures are available for all commodities included in the Bloomberg Commodity IndexSM and dividing the result by the sum of such amounts for all eligible commodities. In calculating production figures, Bloomberg applies special rules to avoid double-counting eligible commodities that are derivative of other eligible commodities. The Commodity Liquidity Percentage and the Commodity Production Percentage are then combined, using 2/3 of the Commodity Liquidity Percentage and 1/3 of the Commodity Production Percentage, to establish the interim “Commodity Index Percentage” for each eligible commodity.

Adjustments to Interim Commodity Index Percentage to Determine Final Commodity Index Percentage

Following that determination, any eligible commodity with an interim Commodity Index Percentage of less than 0.4% will be excluded from the Bloomberg Commodity IndexSM, and each eligible commodity with an interim Commodity Index Percentage of 0.4% or greater will be included in the Bloomberg Commodity IndexSM for the next year. The interim Commodity Index Percentages of all excluded commodities are allocated equally among the designated contracts for the commodities that will be included in the Bloomberg Commodity IndexSM. The resulting interim Commodity Index Percentage for each of the commodities that will be included in the Bloomberg Commodity IndexSM is then further adjusted in accordance with the following diversification rules:

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

•	No single commodity (e.g., natural gas or silver) may constitute more than 15% of the Bloomberg Commodity IndexSM.

•	No related group of commodities designated by Bloomberg as a “Commodity Group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Bloomberg Commodity IndexSM.

•	No single commodity included in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM, as liquidity allows.

An adjustment is also made so that the Commodity Index Percentages for gold and silver reflect solely their Commodity Liquidity Percentages, without taking into account their Commodity Production Percentages. Finally, an adjustment is made, if necessary, to prevent the Commodity Index Percentage for any commodity from exceeding 3.5 times its Commodity Liquidity Percentage. If the interim Commodity Index Percentage for any commodity is reduced following application of the above rules, the excess is allocated among the other commodities. If the Commodity Index Percentage for any commodity is increased following application of the last bullet above, that amount is drawn from the other commodities. The Commodity Index Percentage for each commodity that results from the application of the above rules is the target weight for that commodity in the Bloomberg Commodity IndexSM for the next year.

Determination of Commodity Index Multipliers

On the fourth BCOM business day of each year, each designated contract in the Bloomberg Commodity IndexSM is given a number of units (referred to as its “Commodity Index Multiplier”) such that its weight in the Bloomberg Commodity IndexSM, based on the settlement price of that designated contract on its exchange on that day, represents its target weight. After that day, the Commodity Index Multiplier will remain fixed, and the actual weight of that designated contract in the Bloomberg Commodity IndexSM will fluctuate

June 2018	PS-23

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

based on changes in the settlement prices of that designated contract and each other designated contract in the Bloomberg Commodity IndexSM. A “BCOM business day” is a day on which the sum of the Commodity Index Percentages for the commodities in the Bloomberg Commodity IndexSM that are open for trading is greater than 50%.

Index Calculation

Overview

Bloomberg calculates an official level for the Bloomberg Commodity IndexSM and the underlying index on each BCOM business day.

In general, on each BCOM business day, the official level of the Bloomberg Commodity IndexSM will be equal to the level of the Bloomberg Commodity IndexSM on the prior BCOM business day plus any percentage increase, or minus any percentage decrease, in the aggregate settlement price of the designated contracts then underlying the Bloomberg Commodity IndexSM from the prior BCOM business day to the current BCOM business day. The aggregate settlement price of the designated contracts underlying the Bloomberg Commodity IndexSM on any BCOM business day is determined based on the Commodity Index Multiplier of each designated contract (representing the number of units of that designated contract in the Bloomberg Commodity IndexSM) and the official settlement price, as reported by the exchange on which it trades, in U.S. dollars for that designated contract on that BCOM business day. The official level of the underlying index is calculated in the same manner.

Determining the Lead Future and the Next Future

At any given time, the designated contract for each commodity that will underlie the Bloomberg Commodity IndexSM will be the designated contract that is either the lead future or the next future at that time. On any day in any given month, for the Bloomberg Commodity IndexSM (which, for the avoidance of doubt, is not the underlying index), the “lead future” is the designated contract with the delivery month specified in the table below in the column that corresponds to that month, and the “next future” is the designated contract with the delivery month specified in the column immediately to the right of that column (or, in the case of the December column, the January column). For example, on any day in January, the lead future for Natural Gas is the designated contract specifying a delivery month of March, because March is the month specified in the row for Natural Gas under the column for January. On any day in January, the next future for Natural Gas is also the designated contract specifying a delivery month of March, because March also appears under the column for February (which is the column immediately to the right of the column for January). On any day in February, the lead future for Natural Gas will continue to be the designated contract specifying a delivery month of March, because March appears in the row for Natural Gas under the column for February. However, the next future for any day in February is the designated contract specifying a delivery month of May, because May is specified in the column immediately to the right of the column for February.

Table 2. Lead Futures for Bloomberg Commodity IndexSM

Commodity	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Natural Gas	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
WTI Crude Oil	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Brent Crude Oil	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar
Unleaded Gas	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Heating Oil	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Live Cattle	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb
Lean Hogs	Feb	Apr	Apr	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb
Wheat (Chicago)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Wheat (KC HRW)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Corn	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Soybeans	Mar	Mar	May	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan
Soybean Oil	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan
Soybean Meal	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan
Aluminum	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan

June 2018	PS-24

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Copper	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Zinc	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Nickel	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb
Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Sugar	Mar	Mar	May	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar
Cotton	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar
Coffee	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

For purposes of the underlying index, the lead future and next future on any day in any given month are the designated contracts that would be the lead future and next future for the Bloomberg Commodity IndexSM three months in the future. For example, for purposes of the underlying index, on any day in January, the lead future for Natural Gas is the designated contract specifying the delivery month that appears in Table 2 above in the row for Natural Gas under the column for April (since April is 3 months forward from January), and the next future is the designated contract specifying the delivery month that appears under the column for May. In Table 3 below, Table 2 has been modified to indicate, in the column for each month, the lead future for each commodity in the underlying index.

Table 3. Lead Futures for the Underlying Index

Commodity	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Natural Gas	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
WTI Crude Oil	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Brent Crude Oil	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May	May
Unleaded Gas	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Heating Oil	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Live Cattle	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Lean Hogs	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Wheat (Chicago)	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Wheat (KC HRW)	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Corn	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Soybeans	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan	Mar	Mar	May
Soybean Oil	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan	Mar	Mar	May
Soybean Meal	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan	Mar	Mar	May
Aluminum	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Copper	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Zinc	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Nickel	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Gold	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb	Feb	Apr	Apr
Silver	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Sugar	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar	Mar	Mar	May
Cotton	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar	Mar	Mar	May

June 2018	PS-25

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

Coffee	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May

Rolling Process

For the first through fifth BCOM business days of each month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change in the aggregate settlement price of the lead futures for that month from the prior BCOM business day to the current BCOM business day. For the sixth through tenth BCOM business days of each month, the Bloomberg Commodity IndexSM will gradually shift its exposure, at a rate of 20% per BCOM business day, from the lead futures for that month to the next futures for that month. For example, on the sixth BCOM business day of a month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM business day in the aggregate settlement price of a basket composed 80% of the lead futures for that month and 20% of the next futures for that month. On the seventh BCOM business day of a month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM business day in the aggregate settlement price of a basket composed 60% of the lead futures for that month and 40% of the next futures for that month, and so on until the tenth BCOM business day of the month, when the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM business day in the aggregate settlement price of a basket composed 100% of the next futures for that month. The level of the Bloomberg Commodity IndexSM will continue to reflect the percentage change from the prior BCOM business day in the aggregate settlement price of the next futures for that month until the end of the month (and for the first five BCOM business days of the following month, when those next futures will have become the lead futures for the new month). If Bloomberg determines that a market disruption event has occurred with respect to any designated contract on any day when the exposure of the Bloomberg Commodity IndexSM to that designated contract would otherwise be rolled from the lead futures to the next futures, that roll will be postponed until the market disruption no longer exists. The underlying index is calculated in the same manner, but with reference to the lead futures and next futures as described in Table 3 above.

License Agreement

“Bloomberg®” and “Bloomberg Commodity Index” are service marks of Bloomberg and have been licensed for use for certain purposes by CGMI and its affiliates (“Licensee”). The license agreement requires the following statements to be made in this pricing supplement.

The notes (the “products”) are not sponsored, endorsed, sold or promoted by Bloomberg, UBS or any of their subsidiaries or affiliates. None of Bloomberg, UBS or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the products or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Bloomberg, UBS or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodities IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS without regard to the Licensee or the products. Bloomberg and UBS have no obligation to take the needs of the Licensee or the owners of or counterparties to the products into consideration in determining, composing or calculating the Bloomberg Commodities IndexSM. None of Bloomberg, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. None of Bloomberg, UBS or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to customers in respect of the products, in connection with the administration, marketing or trading of the products. Notwithstanding the foregoing, UBS and its subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the products currently being issued by Licensee, but which may be similar to and competitive with the products. In addition, UBS and its subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the products.

This pricing supplement relates only to the notes, and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of the notes should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with products. None of Bloomberg, UBS or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES

June 2018	PS-26

Citigroup Global Markets Holdings Inc.
Notes Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due June-----, 2020

MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF OR COUNTERPARTIES TO THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH ANY PRODUCT OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS AND THE LICENSEE, OTHER THAN UBS AG.

June 2018	PS-27